EXHIBIT 99.1

For Immediate Release	For more information:
	Contact:	Michael Doherty
	Phone:	949-673-1907
	Email:	mdoherty@trestlecorp.com

TRESTLE HOLDINGS INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Revenues Increase Over Prior Year

IRVINE, Calif., November 15, 2004 – Trestle Holdings, Inc. (OTCBB:TLHO - News), a supplier of  digital imaging systems for pathology and telemedicine applications reported financial results for the quarter ended September 30, 2004.

Revenues for the third quarter of 2004 were $805,000, an increase from $766,000 in the same quarter of 2003.  The growth in sales resulted from new and follow-on sales of the Company’s MedMicro™ digital imaging product family, partially offset by a decrease in software support revenues.  Overall product sales increased 32% over the prior year while software support revenue declined 57%.  Gross profit for the third quarter was $437,000 compared to gross profit of $518,000 for the comparable quarter of 2003.

Operating expenses for the third quarter of 2004 were $1.947 million compared to third quarter of 2003 operating expenses of $1.667 million.  Third quarter of 2004 operating expenses consisted of $421,000 of research and development expense and $1.526 million of selling, general and administrative expense.  Third quarter of 2003 operating expenses consisted of $449,000 of research and development expense and $1.218 million of selling, general and administrative expense.

Interest expense and other, net was $231,000 for the third quarter of 2004 including interest expense of $280,000 related to a convertible note payable.  There was no interest expense for the third quarter 2003.  During the third quarter 2003 income from discontinued operation of $1.526 million was recognized from the sale of the PM Entertainment Library in September 2003.  Additionally, an expense of $211,000 in preferred stock dividends was recognized during the third quarter.

Net loss applicable to common stockholders was $1.741 million, or $0.34 per share, for the third quarter of 2004, compared to net income applicable to common stockholders of $146,000 or $0.11 per share for the same quarter of 2003.

In May 2003, as part of a corporate reorganization, the Company acquired the assets of Trestle Corporation, a supplier of digital imaging and telemedicine products.  During the third quarter of 2003, in order to complete its

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reorganization, the Company sold its remaining film library assets and changed its name to Trestle Holdings, Inc.  As a result, comparisons to prior years and in most cases prior periods are not representative of Trestle’s ongoing business.

Commenting on the results of the quarter, Maurizio Vecchione, Chief Executive Officer of Trestle Holdings, Inc., said, “The quarter showed continued growth of our core MedMicro product line. This product line is positioned as a key enabler of the digitization of the pathology practice.  This growth positions the company for the execution of its broader strategy of expanding our product offerings with integrated solutions and services.” Vecchione added, “During the quarter the Company made significant progress in penetrating the pharmaceutical industry, focusing its efforts on drug development and discovery applications associated with drug safety applications. These markets are pivotal to the implementation of the Company’s growth strategy.”

About Trestle Holdings, Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company’s products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  The Company’s live microscopy products, allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products, perform high-speed whole glass slide digitization for virtual microscopy applications.  Trestle’s slide scanning products facilitates image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, the Company’s product enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  Trestle’s integrated telemedicine products, allows scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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